Exhibit 99.2
Whitney V, L.P.
130 Main Street
New Canaan, Connecticut 06840
February 2, 2007
The Board of Directors
Herbalife, Ltd.
c/o Herbalife International, Ltd.
1800 Century Park East
Los Angeles, California 90067
Ladies and Gentlemen:
Whitney V, L.P. (together with its affiliates, the “Buyer”) would like to submit this indication of interest (the “proposal”) to acquire all outstanding shares of common stock of Herbalife, Ltd. (the “Company”) for a cash purchase price of $38 per share. We believe our proposal, which represents an approximately 16.3% premium to the trailing 15-day average closing price of the Company’s stock, is a strong premium to the current trading value and reflects a full and fair price for the Company and will be attractive to the Company’s shareholders. Our proposal also provides shareholders with an attractive alternative to the uncertainty and volatility that they face in continuing to own the Company’s shares. Since we would be selling a meaningful portion of our holdings in the acquisition on the same terms as other shareholders, we are voting with our action.
We expect to fund the transaction with a combination of equity and debt financing. We expect the total debt financing of approximately $2.0 billion would be provided by several major financial institutions (our “Financing Sources”), which we have selected. The balance would be funded by equity, of which up to about half would be provided by Buyer, including through a rollover of a portion of our current holdings, and we expect the balance would be provided by our Financing Sources. We plan to work with management to fine tune our financing structure and to evaluate whether to add other value added investors to our proposal. In addition, Buyer will work towards embracing distributors as we have done in the past.
Our proposal is conditioned on, among other things: the Board of Directors supporting and recommending the transaction to shareholders; the completion of due diligence; the execution of a mutually satisfactory definitive acquisition agreement; the receipt of financing commitments; the receipt of regulatory approvals and other required approvals; and other certain conditions.
We are submitting this letter based on the understanding that it is only a non-binding expression of interest with respect to a potential transaction and does not constitute an offer capable of being accepted by, or impose any commitment or obligation on, express or implied, the Buyer, the Company or any other party in any respect regarding a transaction or otherwise. A binding commitment or obligation with respect to a transaction would result only from the execution and delivery of a definitive acquisition agreement and any other necessary documentation, when and if executed and delivered, subject to the terms and conditions expressed therein.

The Board of Directors
Herbalife, Ltd.
February 2, 2007
Page: 2

We are prepared to dedicate the time, effort and resources necessary to move forward quickly towards finalizing a transaction, and we trust that you will expeditiously evaluate the proposal. We look forward to discussing our proposal with you and to completing a transaction with the Company.

Very truly yours, WHITNEY V, L.P.
By:	Whitney Equity Partners V, LLC its General Partner

By:	/s/ Daniel J. O'Brien
Daniel J. O’Brien
Managing Member